Exhibit 12.1

                                 USX CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                      TOTAL ENTERPRISE BASIS - (Unaudited)
           ----------------------------------------------------------
                              (Dollars in Millions)

                               Three Months
                                  Ended           Year Ended December 31
                                 March 31    --------------------------------
                                1994  1993*   1993   1992    1991   1990   1989
                                ----  -----   ----   ----    ----   ----   ----
Portion of rentals
  representing interest          $21    $22    $84    $87     $91    $88    $79
Capitalized interest              24     24    105     78      63     50     42
Pretax earnings which would
  be required to cover
  preferred stock dividend
  requirements of parent          12      7     44     14      15     28     93
Other interest and fixed
  charges                         97     94    372    408     474    554    761
                                ----   ----   ----   ----    ----   ----   ----
Combined fixed charges
  and preferred stock
  dividends (A)                 $154   $147   $605   $587    $643   $720   $975
                                ====   ====   ====   ====    ====   ====   ====
Earnings-pretax income (loss)
  with applicable
  adjustments (B)               $261   $226   $280   $376   $(53) $1,935 $2,271
                                ====   ====   ====   ====    ==== ====== ======

Ratio of (B) to (A)             1.69   1.54    (a)    (b)     (c)   2.69   2.33
                                ====   ====   ====   ====    ====   ====   ====

*Restated
(a) Earnings did not cover combined fixed charges and preferred stock dividends by $325 million.
(b) Earnings did not cover combined fixed charges and preferred stock dividends by $211 million.
(c) Earnings did not cover combined fixed charges and preferred stock dividends by $696 million.